                                                                    Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 14, 2007, accompanying the consolidated financial statements and schedules of WHX Corporation and Subsidiaries (which reports expressed unqualified opinions and contain an explanatory paragraph relating to the Company's method of accounting for pension and post retirement obligations) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and
Prospectus, and to the use of our name as it appears under the caption
"Experts."

                                       /s/ GRANT THORNTON LLP
New York, New York
October 16, 2007